Perspective Therapeutics Provides Recent Business Highlights and
Reports 3Q 2025 Results

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Updated interim results from the Company’s [212Pb]VMT-α-NET Phase 1/2a study supporting the therapy’s compelling overall clinical profile at the 5 mCi dose were presented at the ESMO Congress 2025, NANETS and Triple meetings
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Enrolled eight patients into Cohort 3 (6.0 mCi) of the [212Pb]VMT-α-NET study within three months of opening the cohort
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Visibility on updates for all three of the Company’s clinical-stage potential new medicines expected throughout 2026 based on strong recruitment of patients and clinical sites
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Cash, cash equivalents and short-term investments of approximately $174M as of September 30, 2025 expected to be sufficient to fund current planned clinical milestones and operational investments into late 2026

SEATTLE – November 10, 2025 – Perspective Therapeutics, Inc. (“Perspective,” the “Company,” “we,” “us,” and “our”) (NYSE AMERICAN: CATX), a radiopharmaceutical development company that is pioneering advanced treatments for cancers throughout the body, today provided a business update and announced results for the quarter ended September 30, 2025.

“The strength of our clinical data continues to validate our technology and reinforce our mission to redefine cancer treatment,” said Thijs Spoor, Perspective’s CEO. “With several important milestones ahead, we look forward to sharing new data and strategic updates as we close out the year and head into 2026 and beyond.”

Clinical Highlights

VMT-α-NET

We designed [212Pb]VMT-α-NET to target and deliver 212Pb to tumor sites expressing SSTR2.

We are conducting a multi-center, open-label, dose finding, dose expansion study (clinicaltrials.gov identifier NCT05636618) of [212Pb]VMT-α-NET in patients with unresectable or metastatic somatostatin receptor type 2 (SSTR2)-positive neuroendocrine tumors (NETs) who have not received prior radiopharmaceutical therapies (RPT).

During October 2025, updated interim data from the study, as of a data-cut off (DCO) date of September 12, 2025, were presented at the European Society of Medical Oncology (ESMO) Congress 2025, the 2025 North American Neuroendocrine Tumor Society (NANETS) Multidisciplinary NET Medical Symposium, and the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics. Highlights from the new data included the following:

Safety findings based on 55 patients who received at least one treatment:

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[²¹²Pb]VMT-α-NET continued to demonstrate a favorable safety profile, with no dose-limiting toxicities (DLTs), treatment-related discontinuations, or Grade 4 or 5 treatment-emergent adverse events (TEAEs) reported.
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Grade 3 TEAEs have occurred in 16 patients (~30%).
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No serious renal complications, and no clinically significant treatment-related myelosuppression.
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No dysphagia of any grade observed.

Anti-tumor activity based on all patients in Cohort 1 and half of the patients enrolled in Cohort 2:

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Of these 25 patients, 20 (80%) remained progression-free. Eight patients achieved confirmed responses per investigator-assessed RECIST v1.1, all of which occurred in Cohort 2.
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All 23 patients in Cohort 2 had at least one tumor expressing SSTR2, and 16 showed SSTR2 expression in all of their tumors.
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Among the 16 patients with SSTR2 expression in all of their tumors, seven (44%) achieved confirmed responses, and 14 (87.5%) remained progression-free and on study, with a median follow-up of 41 weeks.
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Initial anti-tumor activity data for an additional 23 patients in Cohort 2 and eight patients in Cohort 3 are expected to be submitted for presentation at a future medical conference in 2026.

Enrollment for Cohort 2 closed in 2Q 2025 with a total of 46 patients, including the seven who were enrolled for DLT observation prior to May 2024.

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As of October 31, 2025, a total of 35 patients in Cohort 2 would have had the opportunity for at least 32 weeks of follow-up since beginning treatment, sufficient time to have completed at least one scan following the full course of treatment.

Cohort 3 opened in June 2025 after alignment was reached with the FDA, as previously agreed prior to the initiation of this study in 2023. The alignment was based on clinical and dosimetry results, including public presentations at the 2025 American Society of Clinical Oncology (ASCO) Annual Meeting in May 2025 and the Society of Nuclear Medicine and Molecular Imaging (SNMMI) 2025 Annual Meeting in June 2025, respectively. Patients in Cohort 3 are receiving up to four fixed administered doses of [212Pb]VMT-α-NET at 6.0 mCi every eight weeks if they weigh more than 60kg (133lb), or 100μCi/kg of body weight if they weigh less than or equal to 60kg.

Since the opening of Cohort 3 was announced on June 21, 2025, eight Cohort 3 patients have commenced treatment with VMT-α-NET as of September 30, 2025 and will contribute to DLT observation for this dose level. We are evaluating whether to add additional patients to this cohort or explore alternative dose regimens before nominating a dose for a registration enabling study.

We plan to submit to medical conferences relevant updates on patients dosed to date who have had the opportunity to receive at least one scan after their full treatment (up to four doses every eight weeks), for presentation in the next 12 months.

VMT01

VMT01 is a melanocortin 1 receptor (MC1R)-targeted RPT that can be radiolabeled with either 203Pb for patient selection and dosimetry assessments, or 212Pb for alpha particle therapy.

We are conducting a multi-center, open-label, dose finding, dose expansion study (clinicaltrials.gov identifier NCT05655312) in heavily pre-treated patients with histologically confirmed melanoma and MC1R-positive imaging scans.

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Currently, patients are receiving treatments at 3.0 mCi, either as monotherapy or in combination with nivolumab, a PD-1 blocking antibody developed and marketed by Bristol Myers Squibb as Opdivo®.
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Since dosing re-opened for 3.0 mCi of VMT01 as monotherapy, and was initiated for 3.0 mCi of VMT01 in combination with nivolumab in September 2025, five patients had received VMT01 treatment as of October 31, 2025. Three patients had received VMT01 at 3.0 mCi in combination with nivolumab. Two patients had received 3.0 mCi of VMT01 as monotherapy, in addition to the three patients who received this monotherapy dose in late 2023.

We plan to submit to medical conferences data on each cohort after all patients in the cohort have had the opportunity for at least 24 weeks of follow-up after their initial doses, sufficient time to receive at least one scan after their full treatment (up to three doses every eight weeks), if they receive all three doses of treatment per protocol.

PSV359

We designed PSV359 to target and deliver 212Pb to tumor sites expressing fibroblast activation protein-α, or FAP-α, associated with multiple highly prevalent solid tumors, with patients in need of additional treatment options. The targeting moiety may also be radiolabeled with 203Pb, 68Ga or 64Cu to detect FAP-α expression in individual patients. Preclinical imaging and therapy as well as human imaging results suggest our proprietary targeting ligand has improved levels of target engagement and uptake in tumors, as well as reduced retention in healthy tissues, which may result in a desirable therapeutic index.

Two patients in Cohort 1 had been treated with [212Pb]PSV359 at 2.5mCi and one patient in Cohort 2 had been treated at 5.0mCi, for a total of three patients as of October 31, 2025. Activation activities are underway for additional sites.

Third Quarter 2025 Financial Summary

Cash, cash equivalents, and short-term investments as of September 30, 2025 were approximately $174 million as compared to $227 million as of December 31, 2024. Based on our current plans, which include advancing current clinical programs, progressing multiple pre-IND assets towards clinical trials, as well as building out regional manufacturing sites, we expect to have sufficient funding into late 2026.

As of September 30, 2025, we had approximately 74.3 million shares of common stock and approximately 10.9 million warrants and options to purchase shares of common stock outstanding.

We previously presented our results in two segments: Drug Operations and Brachytherapy. Due to the divestiture of our entire brachytherapy segment to GT Medical in April 2024, the operations of the brachytherapy segment have been classified as discontinued operations in our financial statements. The discussion below pertains to continuing operations unless otherwise noted.

Grant revenue was $0.2 million for the three months ended September 30, 2025, compared to $0.4 million for the three months ended September 30, 2024. Grant revenue was $0.8 million for the nine months ended September 30, 2025, compared to $1.2 million for the nine months ended September 30, 2024. Grant revenue is derived from our work with the National Institutes of Health.

Research and development expenses were $20.3 million for the three months ended September 30, 2025, compared to $12.0 million for the three months ended September 30, 2024, an increase of approximately 69%. Research and development expenses were $51.3 million for the nine months ended September 30, 2025, compared to $28.8 million for the nine months ended September 30, 2024, an increase of approximately 78%. The increase in research and development expenses was primarily related to increased clinical site activities, drug product costs and delivery costs along with higher personnel costs, including share-based compensation, as we have hired employees to perform many functions previously outsourced to clinical research organizations.

General and administrative expenses were $7.7 million for the three months ended September 30, 2025, compared to $7.0 million for the three months ended September 30, 2024, an increase of approximately 11%. General and administrative expenses were $23.3 million for the nine months ended September 30, 2025, compared to $18.4 million for the nine months ended September 30, 2024, an increase of approximately 27%. The increase in general and administrative expenses was primarily due to increased personnel costs, including share-based compensation.

Total operating expenses for the three months ended September 30, 2025 were $28.1 million, compared to $19.0 million for the same period in 2024, an increase of approximately 48%. Total operating expenses for the nine months ended September 30, 2025 were $74.6 million, compared to $47.1 million for the same period in 2024, an increase of approximately 58%.

Net loss for the three months ended September 30, 2025 was $26.0 million, or $0.35 per basic and diluted share, compared to a net loss of $15.1 million, or $0.21 per basic and diluted share, for the same period in 2024. Net loss for the nine months ended September 30, 2025 was $65.6 million, or $0.89 per basic and diluted share, compared to a net loss of $39.1 million, or $0.62 per basic and diluted share, for the same period in 2024. During the three and nine months ended 2025, there was a net benefit of $1.9 million and $6.2 million, respectively, in net interest income and other expense.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc. is a radiopharmaceutical development company pioneering advanced treatments for cancers throughout the body. The Company has proprietary technology that utilizes the alpha-emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties. The Company is also developing complementary imaging diagnostics that incorporate the same targeting moieties, which provides the opportunity to personalize treatment and optimize patient outcomes. This "theranostic" approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity.

The Company's neuroendocrine tumor (VMT-α-NET), melanoma (VMT01), and solid tumor (PSV359) programs are in Phase 1/2a imaging and therapy trials in the U.S. The Company is growing its regional network of drug product candidate finishing facilities, enabled by its proprietary 212Pb generator, to deliver patient-ready product candidates for clinical trials and commercial operations.

For more information, please visit the Company's website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Words such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "estimate," "believe," "predict," "potential," or "continue" or the negative of these terms or other similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include express or implied statements concerning, among other things, the Company's ability to pioneer advanced treatments for cancers throughout the body; expectations regarding the advancement of and learnings from the Company's clinical development programs, including [212Pb]VMT01 as monotherapy and in combination with immune checkpoint inhibitors in different dosing cohorts; expectations regarding the continued tolerability of [212Pb]VMT-α-NET; expectations regarding the timing of anti-tumor activity observations for additional patients in the study; expectations regarding the potential for [212Pb]VMT-α-NET to be a safe and adaptable treatment option for patients with progressive NETs; expectations regarding dosing and patient selection criteria to improve [212Pb]VMT-α-NET’s overall clinical profile; expectations regarding timing of future clinical milestones; the Company's cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; the ability of the Company's proprietary technology that utilizes the alpha-emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties; the opportunity to personalize treatment and optimize patient outcomes using the Company's complementary imaging diagnostics that incorporate the same targeting moieties; the Company's belief that its

"theranostic" approach enables the ability to see specific tumors and then treat them to potentially improve efficacy and minimize toxicity; the Company's ability to grow its regional network of drug product candidate finishing facilities, enabled by its proprietary 212Pb generator, to deliver patient-ready product candidates for clinical trials and commercial operations; the Company's expectations, beliefs, intentions, and strategies regarding the future; and other statements that are not historical fact.

The Company may not actually achieve the plans, intentions, or expectations disclosed in the forward-looking statements, and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company's actual results to differ materially from the results described in or implied by the forward-looking statements. Certain factors that may cause the Company's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading "Risk Factors" in the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the "SEC"), in the Company's other filings with the SEC, and in the Company's future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this news release are made as of this date. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investor Relations Contacts:

Perspective Therapeutics IR:

Annie J. Cheng, CFA

ir@perspectivetherapeutics.com

Russo Partners, LLC

Nic Johnson

PerspectiveIR@russopr.com

Perspective Therapeutics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except shares and par value data)

	September 30,	December 31,
	2025	2024
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,762	$61,580
Short-term investments	147,375	165,336
Accounts receivable, net of allowance for doubtful accounts: $375 and $543	179	116
Prepaid expenses and other current assets	4,184	4,128
Total current assets	178,500	231,160
Noncurrent assets:
Property and equipment, net	64,351	57,321
Right-of-use asset, net	1,536	2,215
Intangible assets, in-process research and development	50,000	50,000
Other assets, net	438	405
Total assets	$294,825	$341,101

LIABILITIES AND STOCKHOLDERSʼ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$13,148	$10,343
Lease liability	704	957
Accrued personnel expenses	6,711	5,478
Note payable	55	52
Deferred Income	-	1,400
Total current liabilities	20,618	18,230
Noncurrent liabilities:
Lease liability, net of current portion	971	1,428
Note payable, net of current portion	1,583	1,625
Deferred Income, net of current portion	26,600	26,600
Deferred tax liability	2,495	2,495
Other noncurrent liabilities	342	55
Total liabilities	52,609	50,433

Commitments and contingencies

Stockholdersʼ equity:
Preferred stock: $0.001 par value; 7,000,000 shares authorized; 5,000,000 designated Series B convertible; no shares issued	-	-
Common stock: $0.001 par value; authorized 750,000,000 shares; issued 74,337,990 and 70,671,464 shares	74	70
Additional paid-in capital	539,378	522,368
Accumulated other comprehensive income (loss)	114	(51)
Accumulated deficit	(297,350)	(231,719)
Total stockholdersʼ equity	242,216	290,668

Total liabilities and stockholdersʼ equity	$294,825	$341,101

Perspective Therapeutics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(Dollars and shares in thousands, except for per-share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Grant revenue	$209	$369	$841	$1,220

Operating expenses:
Research and development	20,339	12,028	51,291	28,755
General and administrative	7,731	6,975	23,282	18,367
Total operating expenses	28,070	19,003	74,573	47,122

Operating loss	(27,861)	(18,634)	(73,732)	(45,902)

Non-operating income (expense):
Interest income	1,957	3,581	6,500	7,868
Interest and other expense	(65)	(69)	(312)	(121)
Other income from a related party	-	-	1,400	-
Equity in loss of affiliate	-	-	(1)	(6)
Total non-operating income, net	1,892	3,512	7,587	7,741

Net loss from continuing operations	(25,969)	(15,122)	(66,145)	(38,161)
Net gain (loss) from discontinued operations	-	-	514	(949)
Net loss	$(25,969)	$(15,122)	$(65,631)	$(39,110)

Basic and diluted loss per share:
Loss from continuing operations	$(0.35)	$(0.21)	$(0.90)	$(0.61)
Gain (loss) from discontinued operations	-	-	0.01	(0.01)
Basic and diluted loss per share	$(0.35)	$(0.21)	$(0.89)	$(0.62)

Weighted average shares used in computing net loss per share:
Basic and diluted	74,296	70,629	73,637	62,293

Unrealized gain on available-for-sale securities	$111	$-	$165	$-
Comprehensive loss	$(25,858)	$(15,122)	$(65,466)	$(39,110)